Exhibit 5-2

                                  [PSE&G Logo]

                                                  May 3, 2004

Public Service Electric and Gas Company
80 Park Plaza, P.O. Box 570
Newark, NJ  07101-0570

Gentlemen:

      I am General Corporate Counsel of Pubic Service Electric and Gas Company (the "Company") and, in that capacity, I have represented the Company in connection with the proposed issuance and sale from time to time of not more than $2,500,000,000 principal amount of its First and Refunding Mortgage Bonds ("Bonds") and/or Secured Medium-Term Notes ("Notes"), in one or more series, (individually and collectively, "Securities"), such Bonds to be issued under its First and Refunding Mortgage, dated August 1, 1924, made to Fidelity Union Trust Company (now known as Wachovia Bank, National Association), Trustee (the "Mortgage Trustee"), as supplemented and amended by the supplemental indentures thereto that have not heretofore been canceled, and as to be further supplemented by a separate supplemental indenture thereto for each series of the Bonds to be dated the first day of the month in which such series of Bonds is issued ("Supplemental Indenture") (said First and Refunding Mortgage as so supplemented and amended and to be supplemented being hereinafter called the "Mortgage") and such Notes to be issued under its Indenture of Trust dated as of July 1, 1993 made to The Chase Manhattan Bank, National Association (now known as JPMorgan Chase Bank), Trustee ("MTN Trustee") providing for Secured Medium-Term Notes ("MTN Indenture"):

      I and/or attorneys working under my supervision have conducted such investigations of laws and regulations as I have deemed necessary or appropriate for the purpose of rendering the opinions hereinafter expressed.

      As General Corporate Counsel of the Company, I am familiar with the Mortgage, the MTN Indenture and with the corporate organization and by-laws of the Company and the statutes and decisions applicable thereto and to the issuance by the Company of its securities.

      On the basis of the foregoing, and of my examination and consideration of such other legal and factual matters as I have deemed appropriate, I am of the following opinion:

      (1) the Company is a corporation duly incorporated and validly existing under the laws of the State of New Jersey;

      (2) the Company, being a public utility company, is subject to the jurisdiction of the BPU, and the execution of a Supplemental Indenture and the issuance and sale of the Securities by the Company require the authorization of the BPU; and

      (3)   Upon

            (a) the Registration Statement registering the Securities under the Securities Act of 1933 becoming effective;

            (b) the qualification of the Mortgage or the MTN Indenture under the Trust Indenture Act of 1939 as the case may be;

            (c) the authorization by the BPU of the execution and delivery of the Supplemental Indenture and the issuance and sale of the Bonds or the Notes;

            (d)   the adoption of appropriate corporate resolutions relating to:
                  (1) in the case of Bonds, the execution and delivery of the Supplemental Indenture and to the acceptance of the Bid thereby evidencing the effectiveness of the Purchase Agreement; or (2) in the case of the Notes, the approval of the Distribution Agreement; and (3) with respect to each series of Securities, the authorization, execution, authentication, issuance, sale and delivery thereof;

            (e) the acceptance of such Bid or the execution of such Distribution Agreement as the case may be;

            (f) the execution and delivery of such Supplemental Indenture in the case of the Bonds;

            (g) the execution of the Securities of such series by the Company and the authentication thereof by the respective trustee; and

            (h) the delivery of the Securities of such series by the Company and the receipt by the Company of payment therefore in accordance with the authorization of the BPU and the provisions of such Purchase Agreement and/or Distribution Agreement;

the Securities of such series will be legally issued and will be binding obligations of the Company, subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally and (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law), and except further as enforcement thereof may be limited by requirements that a claim with respect to any securities payable in a foreign or corporate currency (or a foreign or composite currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determine pursuant to applicable law or by governmental authority to limit, delay or prohibit the making of payments outside the United States.

      This opinion does not cover the necessity of filings under the provisions of securities laws of any state in which the Securities may be sold.

      I hereby consent to the use of this opinion as Exhibit 5-2 to the above-mentioned Registration Statement relating to the Securities, and to the reference to me under the heading "EXPERTS" in the Prospectus filed as part of said Registration Statement.

                                           Very truly yours,

                                           James T. Foran
                                           General Corporate Counsel